PROSPECTUS Dated May 18, 2000 PROSPECTUS SUPPLEMENT Dated May 18, 2000	Pricing Supplement No. 24 to Registration Statement No. 333-34392 August 2, 2000 Rule 424(b)(3)
Morgan Stanley Dean Witter & Co.
MEDIUM-TERM NOTES, SERIES C
Senior Floating Rate Notes

We will not redeem these Medium-Term Notes, Series C (Senior Floating Rate Notes) prior to the maturity date. We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.
Principal Amount:	$326,000,000	Settlement Date (Original Issue Date):	August 7, 2000
Maturity Date:	August 7, 2003	Initial Interest Reset Date:	November 7, 2000
Interest Accrual Date:	August 7, 2000	Interest Reset Dates:	Same as Interest Payment Dates
Interest Payment Dates:	Each February 7, May 7, August 7 and November 7, commencing November 7, 2000	Interest Reset Period:	Quarterly
Initial Interest Rate:	To be determined two London banking days prior to the Original Issue Date	Interest Determination Dates:	Two London banking days prior to each Interest Reset Date
Base Rate:	LIBOR	Reporting Service:	Telerate (Page 3750)
Index Maturity:	3 Months	Book Entry Note or Certificated Note:	Book Entry Note
Spread (Plus or Minus):	Plus 0.25% per annum	Senior Note or Subordinated Note:	Senior Note
Index Currency:	U.S. Dollars	Agent:	Morgan Stanley & Co Incorporated
Interest Payment Period:	Quarterly	Calculation Agent:	The Chase Manhattan Bank
Specified Currency:	U.S. Dollars	Minimum Denomination:	$1,000
Issue Price:	100%	CUSIP:	61745EQL8

Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

MORGAN STANLEY DEAN WITTER